EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the “Amended and Restated Commtouch Software Ltd. 1999 Nonemployee Directors Stock Option Plan”, “Amended and Restated Israeli Share Option Plan” and “2006 U.S. Stock Option Plan” of Commtouch Software Ltd., of our reports dated March 31, 2008, with respect to the consolidated financial statements of Commtouch Software Ltd. and the effectiveness of internal control over financial reporting of Commtouch Software Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel June 25, 2008	/s/ KOST FORER GABBAY & KASIERER ____________________________________ KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global